EXECUTIVE EMPLOYMENT AGREEMENT


         Executive Employment Agreement ("Agreement") is made and effective this 1st day of June, 1999, by and between View Systems, Inc. a Florida corporation whose principal place of business is 925 West Kenyon Avenue, Suite 15, Englewood, Colorado 80110 (the "Company") and Gunther Than, 28 Dekker Street, Goldon, Colorado 80401 ("Executive").

         WHEREAS, the Company wishes to assure itself of the benefit of Executive's services, experience and loyalty, and Executive has indicated his willingness to provide his services, experience and loyalty on the terms and conditions set forth herein:

         NOW  THEREFORE,   in  consideration  of  the  mutual  covenants  herein
contained and other good and valuable consideration, the parties hereto agree as follows:

         1.       Employment.
                  -----------

                  Subject to approval of its board of directors, Company hereby employs Executive as its President and Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

         2.       Duties of Executive.
                  --------------------

                  The duties of Executive shall include the performance of all of the duties typical of the office held by Executive and such other duties and responsibilities as may be assigned by the Chairman of the Board of Directors (the "Chairman") and/or the directors of the Company.

         3.       Exclusivity.
                  ------------

                  (a) Executive shall faithfully, industriously, and to the best of Executive's ability, serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Directors and Officers of the Company having authority over him and shall perform all duties in a professional, ethical and business like manner and


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promote and serve the interests of the Company.

                  (b) Executive shall not engage in activities which would interfere significantly with his faithful performance of his duties hereunder.


         4.       Compensation.
                  ------------

                  Executive shall be paid compensation during this Agreement as follows:

                  (a) An initial base salary of $10,000.00 per month, payable according to the Company's regular payroll schedule. This base salary may be adjusted from time to time by the Company's board of directors or a committee of the Company's board of directors; provided that the base salary shall not be less than the initial base salary, unless the parties mutually agree otherwise. Company shall deduct or withhold all taxes and charges that company may be required to deduct or withhold from salary.

                  (b) An incentive bonus to be determined by the Board of Directors of Company based upon Company's performance and the results achieved by Executive in his job performance.

                  (c) Options, pursuant to the Stock Option Plan that is adopted by Company, to purchase shares of Company Common Stock, such Options to accrue and to be granted in the event that Executive is employed and according to a determined schedule. The Options shall be earned and vest in Executive in accordance with a set schedule.

                  (d) A per annum1 payment2 of 480,000 shares of common stock in exchange for the non-compete provisions contained in paragraph 7 below.

         5.       Benefits.
                  ---------

                  (a) Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts.

                  (b) Benefit Plans. Executive shall be entitled to participate in such employee benefit plans as Company shall establish for Executives from time to time.

         6.       Rights to Work Product.
                  -----------------------

                  In consideration of Executive's original and continuing employment under this Agreement, it is agreed and understood that Executive
shall     disclose        to       Company             all           inventions,

-----------------
1Accrued from the beginning of the calendar year and payable in whole regardless of length of service for the year.
2Payable upon request.
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

improvements, designs, information, reports, studies, other tangible or intangible material of any nature whatsoever produced or as a result of any of the services performed by Executive hereunder and all copies of any of the foregoing. Executive hereby irrevocably grants, assigns, transfers and sets over unto Company all right, title and interest of any kind, nature or description in and to the above referenced work product and Executive shall not be entitled to make use of the work product except as may be expressly permitted in this Agreement. Executive agrees to executive: (i) any and all documents and; (ii) provide all such assistance, as is reasonably requested by Company in connection with the registration and protection by litigation or otherwise of any patents, copyrights, trademarks or other proprietary rights in the work product produced hereunder (including any reissues thereof.)

         7.       Confidential Information and Noncompetition.
                  --------------------------------------------

                  (a) Confidential  Information.  Executive  recognizes that the services to be performed by him/her hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, in consideration of Executive's original and continued employment by Company in a capacity in which he may receive or contribute to the production of confidential information, and the payment specified in paragraph 4d above, Executive agrees and acknowledges that all tangible and intangible information obtained or developed, and in connection with the performance of this Agreement (including information developed by Executive as part of his/her performance of services) which is so designated by Company, shall be considered to be confidential and proprietary information which contains valuable business information and trade secrets of company relating to its business practices and critical to its competitive position in the marketplace.

                      (i) Information publicly known that is generally employed by the trade at or after the time Executive first learns of such information or generic information or knowledge which Executive would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the company confidential information.

                      (ii) All notes, materials or records, of any kind, in any way incorporating or reflecting any of the Company confidential information shall belong exclusively to Company and Executive agrees to turn over all copies of such materials in his control to Company upon termination of this Agreement.

                      (iii) Executive agrees during the term of this Agreement and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose or transfer any of the Company confidential information to any person or utilize any of the Company confidential information for any purpose, except in the course of his/her work for the Company.

                      (iv) Executive agrees to notify Company promptly and in writing of any circumstances of which Executive has knowledge relating to any possession, use or knowledge of any portion of the Company confidential information by any unauthorized person.

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

                  (b) No Competing Employment. In consideration of the payment specified in paragraph 4(d) above, for so long as Executive is employed by Company, and for one calendar year following termination of this Agreement, Executive shall not, unless her receives prior written consent from the Board of Directors, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business entity that materially competes with the Company. This covenant shall survive termination of this Agreement.

                  (c) No Interference. Inconsideration of the payment specified in paragraph 4(d) above, during the term of this Agreement, and for one calendar year following termination of this Agreement, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation, or other business organization (other than the Company), intentionally solicit, endeavor to entice away from Company or otherwise interfere with the relationship of Company with any person who is employed by or otherwise engaged to perform services for Company (including, but not limited to, any employees of Company's venture partners and independent sales representatives or organizations) or any person or entity who is, or was within the then most recent twelve (12) month period, a customer or client of the Company. This covenant shall survive termination of this Agreement.

         8.       Term and Termination.
                  --------------------

                  (a) The Initial Term of this Agreement shall commence on the effective date noted above and it shall continue in effect unless terminated by either party upon sixty (60) days written notice.

                  (b) This Agreement and Executive's employment may be terminated by Company at its discretion at any time, provided that if the termination is without cause, for a period of three years following such termination, Executive shall be paid his base salary and a bonus for each of the three years equivalent in value to the bonus received in the year prior to his termination.

                  (c) This Agreement may be terminated by Executive at Executive's discretion by providing at least sixty (60) days prior written notice to the Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that company shall pay Executive the compensation Executive has earned hereunder to the termination date included in Executive's original termination notice.

                  (d) In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be deemed terminated as a result thereof.

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

         9.       Notices.
                  -------

                  Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight deliver services:

                  If to Company:

                  View Systems, Inc.
                  925 West Kenyon Avenue, Suite 15
                  Englewood, Colorado  80110

                  With copy to:

                  View Systems, Inc.
                  9693 Gerwig Lane, Suite O
                  Columbia, Maryland  21046
                  Attn: ____________________

                  If to Executive:

                  Gunther Than
                  28 Dekker Street
                  Golden, Colorado  80401

         10.      Entire Agreement.
                  -----------------

                  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior proposals, understandings and all other agreement, oral or written between the parties relating to such subject matter. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein.

         11.      Headings.
                  --------

                  Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

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


         12.      Assignment.
                  -----------

                  (a) By Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder may be assigned or delegated by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

                  (b) By Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned, delegated or transferred by it to (i) any venture partner of company or to any parent, subsidiary or affiliate of any venture partner, or (ii) any business entity which at any time by merger, consolidation or otherwise acquires all or substantially all of the assets of the Company or to which Company transfers all or substantially all of its assets. Upon such assignment, delegation or transfer, any such partner, parent, subsidiary, affiliate or other business entity shall be deemed to be substituted for all purposes as the Company hereunder.

                  (c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of Company and Executive's heirs and the personal representatives of Executive's estate.

         13.      Severability.
                  ------------

                  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

         14.      Miscellaneous.
                  --------------

                  (a) This Agreement may not be modified or altered except by a written instrument executed by both parties.

                  (b) The parties agree that each provision in this Agreement is deemed equally essential to each party.

                  (c) The failure of either of the parties to insist upon strict performance of any of the provisions of this Agreement shall not be construed as the waiver of any subsequent default of a similar nature.

                  (d) Either party shall be excused from performance and shall not be liable for any delay in delivery or for non-delivery, in whole or in part, caused by the occurrence of any contingency beyond the control of the parties.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

View Systems, Inc.                                Executive



/s/ Dr. Martin Maassen                            /s/ Gunther Than
------------------------------                    ------------------------------
By:      Chairman of the Board                    By:      President & CEO
Name:    Dr. Martin Maassen                       Name:    Gunther Than


Address: 925 West Kenyon Avenue, Suite 15
         Englewood, Colorado  80110



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